Exhibit 99.2

Michael Steinhardt Retires from WisdomTree’s Board of Directors

In 15 Years as Chairman of the Board Steinhardt Provided Early Support and Great Vision for the Company’s Continued Success

Lead Independent Director Frank Salerno succeeds Steinhardt as Chairman

New York, NY – (GlobeNewswire) – October 23, 2019 – WisdomTree Investments, Inc. (NASDAQ: WETF), an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager, today announced that Michael Steinhardt has retired from WisdomTree’s Board of Directors after serving as its Chairman for the past 15 years. Frank Salerno, the current lead independent director of the Board, has been appointed to replace Mr. Steinhardt as Chairman. Mr. Salerno has been a member of WisdomTree’s Board since July 2005, serving as lead independent director, chair of the Audit Committee and chair of the Compensation Committee during his tenure.

Jonathan Steinberg, WisdomTree founder and CEO, said, “Michael’s involvement at the birth of WisdomTree was absolutely crucial. His presence and belief in the company lent us instant credibility and helped us to attract the necessary capital and talent to compete in the dynamic, fast-growing ETF industry. Michael’s ongoing guidance and influential position as Chairman have helped WisdomTree evolve from a research company into the robust and performance-focused ETF sponsor and asset manager we are today. He has provided great vision, leadership and instinctive insight into the industry. We are grateful to Michael for his many contributions to our success.”

“We are excited that Frank has become WisdomTree’s new Chairman. He has been an invaluable board leader and contributor throughout his tenure and has a long and storied career in the investment management business. WisdomTree will benefit greatly from Frank as he takes up this important role,” Steinberg continued.

“It has been my privilege to serve as WisdomTree’s Chairman for the past 15 years,” said Mr. Steinhardt. “When I first invested in WisdomTree and began my tenure as Chairman, the company was undertaking a significant strategic repositioning. My investment has been returned many times over and today, WisdomTree is a leading player in the ETF industry. I am proud to have played a role and I look forward to seeing how Frank, Jono and the WisdomTree team take the company to new heights.”

“I have had the pleasure of working closely alongside Michael and the rest of the WisdomTree Board to identify opportunities to enhance the company’s strategy and direction,” said Mr. Salerno. “I want to thank Michael for his leadership as Chairman in helping build WisdomTree, and I look forward to serving as Chairman during the next chapter of WisdomTree’s continued success.”

Prior to joining WisdomTree’s Board, Mr. Salerno was Managing Director and Chief Operating Officer of Merrill Lynch Investment Advisors—Americas Institutional Division, an investment advisory company, from July 1999 until his retirement in February 2004. Before joining Merrill Lynch, Mr. Salerno spent 18 years with Bankers Trust Company in various positions, including the management of its domestic index management business and as Chief Investment Officer for its Structured Investment Management Group. Mr. Salerno received a B.S. in Economics from Syracuse University and an M.B.A. in Finance from

New York University. He served as a director and member of the audit committee and conflicts committee of K-Sea Transportation Partners, L.P., formerly a NYSE-listed company, from 2004 until its acquisition in 2011.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S., Europe and Canada (collectively, “WisdomTree”), is an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager headquartered in New York. WisdomTree offers products covering equities, fixed income, currencies, commodities and alternative strategies. WisdomTree currently has approximately $61.4 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

Contact Information:

Investor Relations

WisdomTree Investments, Inc.

Jason Weyeneth, CFA

+1.917.267.3858

jweyeneth@wisdomtree.com

Media Relations

WisdomTree Investments, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com